UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2005

The Immune Response Corporation

(Exact name of registrant as specified in its charter)

000-18006

(Commission File Number)

Delaware	33-0255679
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

5931 Darwin Court, Carlsbad, California 92008

(Address of principal executive offices, with zip code)

(760) 431-7080

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02               Termination of a Material Definitive Agreement

Item 3.01               Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On February 9, 2005, we granted to Robert E. Knowling, Jr., as an inducement for him to join us as Chairman of the Board of Directors, a non-Plan stock option (the “Option”) to purchase 750,000 shares of common stock at an exercise price of $1.21 per share, equal to the closing price of our common stock on February 9, 2005.  200,000 options vested immediately upon the effective date, and the remaining 550,000 options vest in equal daily installments over three years, subject to Mr. Knowling continuing service as Chairman.  Intending to rely on the employee-inducement-grant exemption provided in guideline IM-4350-5 from the requirement in Marketplace Rule 4350(i)(1)(A) of the Nasdaq Stock Market (“Nasdaq”) that stock option plans or other equity compensation arrangements be stockholder-approved, we did not seek or obtain stockholder approval of the Option.

The Option was previously reported on Form 8-K and Form 10-Q.

On June 17, 2005 we received notice from Nasdaq that we are not in compliance with Nasdaq Marketplace Rule 4350(i)(1)(A) due to the fact that the Option was not granted pursuant to a stockholder-approved stock option plan and, because Mr. Knowling did not become our “employee,” we were not eligible to use the established exception allowing inducement stock option grants to incoming employees.  Nasdaq gave us until July 5, 2005 to provide a specific plan to achieve and sustain compliance with its Rules.

We and Mr. Knowling canceled the Option by mutual agreement on June 22, 2005.  The Compensation Committee of our Board of Directors will reconsider what compensation to provide to Mr. Knowling.  If the Committee grants Mr. Knowling a new option, the new option will be granted under our 2003 Stock Plan (which is stockholder-approved), the number of option shares will not exceed 750,000, and none of the terms of the new option will be more favorable than the terms of the Option.

Item 9.01               Financial Statements and Exhibits

(c)   Exhibits

Exhibit Number	Description of Document

10.168.1

Termination of Inducement Stock Option.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Immune Response Corporation

Date: June 23, 2005	By:	/s/ Michael K. Green
Michael K. Green
Chief Financial Officer

EXHIBIT INDEX

10.168.1

Termination of Inducement Stock Option.